Exhibit 99.1
STONE ENERGY CORPORATION
Announces First Quarter 2007 Results, Termination of SEC Inquiry, and Operational and Divestiture Updates
LAFAYETTE, LA. May 8, 2007
     Stone Energy Corporation (NYSE: SGY) today announced first quarter 2007 net income of $10.5 million, or $0.38 per share, on oil and gas revenue of $173.3 million, compared to net income of $24.0 million, or $0.88 per share, on oil and gas revenue of $158.4 million in the first quarter of 2006. Discretionary cash flow totaled $102.1million during the first quarter of 2007, compared to $107.2 million during the first quarter of 2006. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $109.7 million during the first quarter of 2007, compared to $81.3 million in the first quarter of 2006. (Please see the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.) All per share amounts are on a diluted basis.
     Daily production during the first quarter of 2007 averaged 238 million cubic feet of gas equivalent (MMcfe), or 22% higher than the average daily production of 194 MMcfe per day in the comparable period of 2006 primarily due to the Amberjack acquisition in July 2006, an active well workover program and the impact of Hurricanes Katrina and Rita in the first quarter of 2006. Daily volumes in the first quarter of 2007 were 4% higher when compared to production of 229 MMcfe per day during the fourth quarter of 2006. Oil production represented 46% of the first quarter 2007 volumes compared to 36% in the first quarter of 2006.
     CEO David Welch stated, “We are pleased to show another quarter of production growth, with our volumes coming in above our previous first quarter guidance of 220-230 MMcfe per day. This marks the fifth straight quarter of increased production since Hurricanes Katrina and Rita and we are now increasing our production guidance for the year to 210-240 MMcfe per day. Our operations group identified a number of workover and compressor projects that boosted production without adding new wells. This has been especially true at our Amberjack field, which is outperforming our original projections. We expect to add volumes from our East Cameron 64 drilling program starting late in the second quarter. We were also able to reduce bank debt during the quarter as we project our capital expenditures to remain well within cash flow for the year. Finally, we are progressing with our divestiture program, which should allow for a material reduction of debt when completed.”
     Prices realized during the first quarter of 2007 averaged $56.65 per barrel of oil and $6.95 per thousand cubic feet (Mcf) of natural gas, or 10% less on a gas equivalent basis as compared to first quarter 2006 average realized prices of $59.32 per barrel of oil and $8.60 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts. Hedging transactions in the first quarter of 2007 increased the average realized price of natural gas by $0.09 per Mcf, compared to an increase in average realized prices of $0.38 per Mcf of natural gas during the first quarter of 2006. The average realized price of oil increased by $0.66 per barrel in the first quarter of 2007. Hedging transactions did not impact realized oil prices during the first quarter of 2006.
     Lease operating expenses during the first quarter of 2007 totaled $51.1 million, or $2.39 per thousand cubic feet of gas equivalent (Mcfe), compared to $34.9 million, or $1.99 per Mcfe, for the comparable quarter in 2006. The increase in lease operating expenses was attributable primarily to the drilling of a $9.9 million hurricane related replacement well at South Marsh Island Block 108 which added $.46 per Mcfe, and a $6.4 million increase in insurance premiums.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2007 totaled $77.8 million, or $3.64 per Mcfe, compared to $64.6 million, or $3.69 per Mcfe, for the first quarter of 2006. Salaries, general and administrative (SG&A) expenses for the first quarter of 2007 were $8.2 million, or $0.39 per Mcfe, compared to $8.5 million, or $0.48 per Mcfe, in the first quarter of 2006. This decrease is a result of lower legal and professional fees and higher volumes, which reduced the per unit cost.
     Capital expenditures before capitalized SG&A and interest during the first quarter of 2007 totaled $41.3 million, including $7.5 million of acquisition costs. Additionally, $5.2 million of capitalized SG&A expenses and $4.3 million of interest was capitalized during the quarter.
     Borrowings outstanding at March 31, 2007 under our bank credit facility totaled $152.0 million with a weighted average interest rate of approximately 6.8%. Additionally, we had letters of credit totaling $52.8 million, resulting in $120.2 million of availability on our $325.0 million borrowing base at March 31, 2007. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves, coverage ratios, and the group’s oil and gas pricing outlook.
Termination of SEC Inquiry
     On April 23, 2007, we received notification from the Staff of the Securities and Exchange Commission (“SEC”) that its inquiry into the revision of our proved reserves had been terminated and no enforcement action had been recommended. We previously announced on November 10, 2005 that the SEC was conducting an inquiry into the revision of our proved hydrocarbon reserves as announced in our October 6, 2005 press release and the financial statement restatement as announced in our November 8, 2005 press release.
Divestiture Update
     As previously announced, Stone expects to divest selected properties to materially reduce its debt. Properties to be divested might include some or all of our Rocky Mountain properties and selected Gulf of Mexico and Gulf Coast onshore properties. This process is progressing with an initial closing potentially occurring late in the second quarter or early in the third quarter.
Operational Update
Gulf Coast Basin
     South Marsh Island 108. The Stone OCS 0792 No. A-18 was a replacement well needed after Hurricane Rita destroyed three producing wells in the field. The A-18 well reached a total depth of 6,769 feet measured depth (4,650 feet true vertical) and a total of 156 feet (81 feet true vertical) of gas was logged in five Upper Pleistocene sands ranging from 3,858 to 5,713 feet measured depth. The A-18 well was completed as a dual gas well resulting in a combined flow rate of approximately 5 MMcf per day. Stone has a 75% WI and 62.5% revenue interest (NRI) in the well.
     East Cameron Block 64. Stone has successfully drilled three development wells in its EC64 exploitation program and is currently initiating a batch completion program of all three wells. The No. A-9 well was drilled to a total depth of 11,314 feet measured depth and encountered 24 feet of gas pay in the primary objectives. The G-1BP well targeted a separate fault block and was drilled to a total depth of 11,034 feet and recognized 64 feet of gas within three sands. The G-2 well drilled to 10,430 feet and logged 66 feet of gas in three sands. Stone has a 100% WI and an 85.5% revenue interest (NRI) in the each of the three wells and production from the wells is expected late in the second quarter.
Rocky Mountain Region
     In the first quarter of 2007, Stone drilled or participated in 12 successful wells in the Williston Basin where the company is currently operating a two-rig drilling program. The Pinedale area was closed to drilling due to seasonal stipulations, but this restriction is expected to lift in June at which time Stone expects to add a rig. Jonah drilling (non-operated) is scheduled to resume during the second quarter. Stone expects to drill or participate in approximately 38 wells in the Rocky Mountain Region in 2007 assuming no divestment of these properties occurs.

International
     Bohai Bay, China. During the first quarter of 2007, Stone drilled the third well in the program on the 09/18 concession. The CFD 22-4-1 well was drilled to the top of the objective section conventionally cored through the objective. While the core is being evaluated after drilling to total depth and logging the well, the CFD 22-4-1 has been plugged and abandoned. Stone and its partner, Anadarko, are currently evaluating the availability of equipment to proceed with additional drilling and seismic acquisition over parts of the 750,000 acre concession. As was previously announced, Stone drilled its first well, the CFD 22-2-1 well, on the 09/18 concession during the second quarter of 2006 and encountered potential oil pay in two separate intervals.
Director Update
     Sadly, Mr. Raymond Gary, a long time Director of Stone Energy, passed away on April 28, 2007. Mr. Gary had a long and distinguished career at Morgan Stanley and served on the Stone Energy Board since its inception in 1993. James H. Stone, Stone’s Chairman stated: “We will miss Ray’s counsel and guidance. We have lost a good friend and valuable colleague.”
2007 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     The following 2007 guidance does not account for any adjustments from the announced divestiture program. The timing and scope of this program is uncertain and therefore the following guidance assumes the properties are held for all of 2007. Stone will adjust its 2007 guidance when the timing and scope of the divestiture program becomes more certain.
     Capital Expenditure Budget. The current 2007 budget is $320 million which excludes acquisitions, capitalized interest and SG&A, and hurricane related expenditures. Stone expects to spend approximately 47% of the 2007 capital budget on its Gulf of Mexico (GOM) exploitation program, another 11% on operated GOM facilities and plug and abandonment projects, and an estimated 27% in the Rocky Mountains and Williston Basin. Stone has allocated the remaining 15% of the 2007 budget primarily to Stone’s exploration venture in Bohai Bay and the purchase of additional deep water seismic data.
     Production. For the second quarter of 2007, Stone expects net daily production to average between 220-240 MMcfe per day. Stone now expects full year 2007 average daily production to be in the range of 210-240 MMcfe per day, up from the previous guidance of 200-230 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $170-$185 million for 2007 based upon current operating conditions, budgeted maintenance activities and a contingency for potential hurricane interruption and cost. This estimate includes approximately $10 million for the re-drilling of a well lost from Hurricane Rita. The estimate also includes a full year of higher insurance costs as Stone’s premiums are based on a May 1st policy period.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.60 -$3.90 per Mcfe during 2007.

     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $30-$33 million during 2007.
     Corporate Tax Rate. For 2007, Stone expects its corporate tax rate to remain between 35%-36%.
Hedge Position
     The following table illustrates Stone’s derivative positions for calendar years 2007 and 2008.

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price	(Bbls/d)	Price	Price
2007	20,000	$7.50	$10.40	3,000	$60.00	$78.35
2007	60,000 *	7.00	9.40	3,000	60.00	93.05
2008	30,000 **	8.00	14.05	3,000	60.00	90.20

*	March-December

**	January-March
Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. (See reconciliation of discretionary cash flow to cash flow provided by operating activities in the Consolidated Statement of Operations and Net Cash Flow Information.)
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, May 9, 2007 to discuss the operational and financial results for the first quarter of 2007. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
FINANCIAL RESULTS
Net income	$10,476	$24,008
Net income per share	$0.38	$0.88

PRODUCTION QUANTITIES
Oil (MBbls)	1,652	1,037
Gas (MMcf)	11,474	11,269
Oil and gas (MMcfe)	21,386	17,492

AVERAGE DAILY PRODUCTION
Oil (MBbls)	18.4	11.5
Gas (MMcf)	127.5	125.2
Oil and gas (MMcfe)	237.6	194.4

REVENUE DATA (1)
Total oil revenue	$93,584	$61,512
Total gas revenue	79,749	96,922

Total oil and gas revenue	$173,333	$158,434

AVERAGE PRICES (1)
Oil (per Bbl)	$56.65	$59.32
Gas (per Mcf)	6.95	8.60
Per Mcfe	8.11	9.06

COST DATA
Lease operating expenses	$51,086	$34,876
Salaries, general and administrative expenses	8,233	8,477
DD&A expense on oil and gas properties	77,835	64,632

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$2.39	$1.99
Salaries, general and administrative expenses	0.39	0.48
DD&A expense on oil and gas properties	3.64	3.69

AVERAGE SHARES OUTSTANDING – Diluted	27,577	27,352

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$93,584	$61,512
Gas production	79,749	96,922

Total operating revenue	173,333	158,434

Operating expenses:
Lease operating expenses	51,086	34,876
Production taxes	3,864	4,217
Depreciation, depletion and amortization	78,839	65,571
Accretion expense	4,416	3,043
Salaries, general and administrative expenses	8,233	8,477
Incentive compensation expenses	846	232
Derivative expenses	500	—

Total operating expenses	147,784	116,416

Income from operations	25,549	42,018

Other (income) expenses:
Interest	11,191	5,915
Other income	(1,875)	(922)

Total other expenses	9,316	4,993

Income before income taxes	16,233	37,025

Provision for income taxes:
Current	—	—
Deferred	5,757	13,017

Total income taxes	5,757	13,017

Net income	$10,476	$24,008

NET CASH FLOW INFORMATION

Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$102,134	$107,218

Net working capital changes and other	7,592	(25,912)

Net cash flow provided by operating activities	$109,726	$81,306

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$65,345	$58,862
Accounts receivable	190,470	241,829
Other current assets	3,764	11,982

Total current assets	259,579	312,673

Oil and gas properties – United States
Proved, net	1,534,319	1,569,947
Unevaluated	186,572	173,925
Oil and gas properties – China (unevaluated)	36,477	40,553
Building and land, net	5,773	5,811
Fixed assets, net	7,965	8,302
Other assets, net	65,516	17,260

Total assets	$2,096,201	$2,128,471

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$87,743	$120,532
Undistributed oil and gas proceeds	46,131	39,540
Asset retirement obligations	32,586	130,341
Other current liabilities	19,826	20,415

Total current liabilities	186,286	310,828

Senior Floating Rate Notes due 2010	225,000	225,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Bank debt	152,000	172,000
Deferred taxes	99,910	94,560
Asset retirement obligations	312,206	210,035
Other long-term liabilities	5,393	4,408

Total liabilities	1,380,795	1,416,831

Common stock	276	276
Treasury stock	(1,161)	(1,161)
Additional paid-in capital	505,477	502,747
Retained earnings	211,405	200,929
Accumulated other comprehensive income (loss)	(591)	8,849

Total stockholders’ equity	715,406	711,640

Total liabilities and stockholders’ equity	$2,096,201	$2,128,471